Exhibit 99.1

For more information contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Synaptics Reports Record Results for Fiscal 2011

•	Third consecutive year of record revenue, net income, and EPS
•	Revenue from mobile touchscreen applications up 72% over prior year

Santa Clara, CA – July 28, 2011 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its fourth fiscal quarter and year ended June 30, 2011.

Net revenue for fiscal 2011 reached a record $598.5 million, an increase of 16% over net revenue of $514.9 million for fiscal 2010. Net income for fiscal 2011 of $63.8 million, or $1.80 per diluted share, was also a record and increased 20% over net income of $53.0 million, or $1.50 per diluted share, for fiscal 2010.

Non-GAAP net income for fiscal 2011 of $88.9 million, or $2.51 per diluted share, was also a record. Non-GAAP net income and diluted earnings per share for fiscal 2010 were $80.0 million and $2.26, respectively. (See attached table for a reconciliation of GAAP to non-GAAP results.)

Net revenue for the fourth quarter of fiscal 2011 was $143.4 million compared with $145.8 million for the comparable quarter last year. Net income for the fourth quarter of fiscal 2011 was $13.9 million, or $0.40 per diluted share, compared with net income of $19.3 million, or $0.54 per diluted share, for the comparable quarter last year.

Non-GAAP net income for the fourth quarter of fiscal 2011 was $19.8 million, or $0.57 per diluted share, compared with non-GAAP net income of $24.8 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2010. (See attached table for a reconciliation of GAAP to non-GAAP results.)

“We are pleased to report our third consecutive year of record results,” stated Russ Knittel, Interim President and CEO. “During the year, we made great progress in enhancing and broadening our product portfolio. We are very pleased with our customers’ response, evidenced by increased design activity, and enter fiscal 2012 well positioned to meet customer requirements and the expanding market opportunities.”

For the fourth quarter of fiscal 2011, PC revenue of $77.8 million decreased 8% from the comparable quarter last year and represented 54% of total revenue. Non-PC revenue of $65.6 million represented 46% of total revenue for the fourth quarter of fiscal 2011 and increased 7% over the comparable quarter last year. Non-PC revenue consisted almost entirely of revenue from mobile phone applications, reflecting continued strong unit growth.

Cash at June 30, 2011 totaled $247.2 million. Cash flow from operations for the fourth quarter of fiscal 2011 was $25.2 million, and the company used $30 million to repurchase one million shares of common stock. Cash flow from operations for the fiscal year was $89.7 million, and $70.2 million was used to repurchase 2.5 million shares of common stock.

Kathy Bayless, CFO, added, “Considering our backlog of approximately $76.0 million, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $128.0 million to $136.0 million for the September quarter. We expect PC revenue to be flat to down on a sequential basis, reflecting the timing difference between our sell-in and OEM sell-through, as well as lower revenue from mobile applications due to changes in product mix.”

Mr. Knittel added, “The ongoing product transition away from integrated touchscreen modules in the first half of fiscal 2012 will be evident in our top line comparisons year-over-year, resulting in lower revenue, but also expanding gross margin. We anticipate returning to double-digit revenue growth in the second half of fiscal 2012, resulting in revenue of flat to slightly up for the fiscal year. We expect gross margins to trend up toward the high end of our historical range, providing operating profit leverage.”

Earnings Call Information
The Synaptics fourth quarter fiscal 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 28, 2011, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-4774 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, tablets, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, California. www.synaptics.com

Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, non-cash interest charges, and unusual or non-recurring items. Net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s assessment of the progress it has made in enhancing and broadening its product portfolio; the response of the company’s customers as evidenced by increased design activity; the company’s belief that it is well positioned to meet customer requirements and expanding market opportunities; the company’s belief that its ongoing product transition will be evident in its top line comparisons year-over-year, but also expanding gross margin; the company’s anticipation of returning to double-digit revenue growth in the second half of fiscal 2012, resulting in revenue to be flat to slightly up for the fiscal year with gross margins trending up toward the high end of its historic range providing operating profit leverage; the company’s anticipated revenue for the September quarter; the company’s expectations that PC revenue for its September quarter will be flat to down from the June quarter due to timing differences; and the company’s expectations that revenue from mobile applications for its September quarter will be lower than the June quarter due to changes in product mix. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions,

(c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	June 30,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$247,153	$209,858
Receivables, net of allowances of $709 and $500, respectively	93,808	101,509
Inventories	28,850	18,667
Prepaid expenses and other current assets	4,373	4,471

Total current assets	374,184	334,505

Property and equipment, net	26,222	25,821
Goodwill	1,927	1,927
Non-current auction rate securities	25,876	28,012
Other assets	27,992	24,414

Total assets	$456,201	$414,679

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,930	$65,618
Accrued compensation	13,210	11,330
Income taxes payable	11,808	10,061
Other accrued liabilities	22,813	18,962

Total current liabilities	92,761	105,971

Convertible senior subordinated notes	2,305	2,305
Other liabilities	21,142	19,892

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 120,000,000 and 60,000,000 shares authorized; 46,832,208 and 44,891,834 shares issued, and 33,465,732 and 34,020,521 shares outstanding, respectively	47	45
Additional paid in capital	406,653	347,764
Less: 13,366,476 and 10,871,313 treasury shares, respectively, at cost	(352,142)	(281,932)
Retained earnings	282,915	219,119
Accumulated other comprehensive income	2,520	1,515

Total stockholders’ equity	339,993	286,511

Total liabilities and stockholders’ equity	$456,201	$414,679

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net revenue	$143,366	$145,763	$598,538	$514,890
Cost of revenue (1)	82,778	86,516	352,468	306,188

Gross margin	60,588	59,247	246,070	208,702
Operating expenses
Research and development (1)	27,487	22,923	105,003	86,552
Selling, general, and administrative (1)	16,799	15,053	68,549	60,027

Total operating expenses	44,286	37,976	173,552	146,579

Operating income	16,302	21,271	72,518	62,123
Interest income	232	205	911	977
Interest expense	(4)	(5)	(17)	(2,400)
Impairment (loss)/recovery on investments, net	39	—	59	(443)

Income before income taxes	16,569	21,471	73,471	60,257
Provision for income taxes (2)	2,646	2,143	9,675	7,292

Net income	$13,923	$19,328	$63,796	$52,965

Net income per share:
Basic	$0.41	$0.57	$1.87	$1.57

Diluted	$0.40	$0.54	$1.80	$1.50

Shares used in computing net income per share:
Basic	33,816	33,867	34,042	33,836

Diluted	35,011	35,514	35,454	35,423

(1) Includes share-based compensation charges of:

Cost of revenue	$262	$491	$1,294	$2,307
Research and development	3,694	3,558	13,823	14,330
Selling, general, and administrative	4,261	3,988	18,808	18,739

	$8,217	$8,037	$33,925	$35,376

(2) Includes tax benefit for share-based compensation charges of:

	$2,319	$2,600	$9,745	$9,642

Non-GAAP net income per share:
Basic	$0.58	$0.73	$2.61	$2.36

Diluted	$0.57	$0.70	$2.51	$2.26

SYNAPTICS INCORPORATED
Reconciliation of Non-GAAP Net Income and Net Income Per Share
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Reported net income	$13,923	$19,328	$63,796	$52,965

Non-GAAP adjustments (net of tax):
Non-recurring CEO resignation costs	—	—	1,006	—
Net (gain)/loss on investments	(39)	—	(59)	443
Non-cash interest expense	—	—	—	1,192
Discrete tax items	—	—	—	(370)
Share-based compensation	5,898	5,437	24,180	25,734

Non-GAAP basic and diluted net income	$19,782	$24,765	$88,923	$79,964

Non-GAAP net income per share:
Basic	$0.58	$0.73	$2.61	$2.36

Diluted	$0.57	$0.70	$2.51	$2.26